Exhibit 4.29

CONSENT AND WAIVER

THIS CONSENT AND WAIVER (this “Consent and Waiver”), dated as of September 4, 2024 to the Note (as defined below) is between NIOCORP DEVELOPMENTS LTD., a company organized under the laws of the Province of British Columbia, Canada, with principal executive offices located at 7000 South Yosemite Street, Suite 115, Centennial, Colorado 80112 (the “Company”), and YA II PN, LTD., a Cayman Islands exempt limited partnership (the “Holder”). Capitalized terms used herein and not otherwise defined have the meanings set forth for such terms in the Note.

WHEREAS, reference is made to that certain Unsecured Convertible Note, dated as of April 12, 2024 (the “Note”), between the Company and the Holder;

WHEREAS, the Note was originally issued pursuant to the Securities Purchase Agreement, dated April 11, 2024, between the Company, the Holder and Lind Global Fund II LP;

WHEREAS, pursuant to Section (1)(c) of the Note, any Payment Date and the amount payable to the Holder on any such Payment Date may be modified from time to time upon the mutual written consent of the Company and the Holder;

WHEREAS, pursuant to the terms of the Note (as unmodified), the Company is obligated to make payment of $1,285,200 (the “September Payment Amount”) in respect of the Payment Date on September 1, 2024 (the “September Payment Date”) because the Equity Conditions have not been satisfied as of the last Trading Date prior to the September Payment Date;

WHEREAS, the Company and the Holder desire to modify the Company’s payment obligation with respect of the September Payment Date by decreasing the amount payable on the September Payment Date and deferring the due date of the remainder of the September Payment Amount until December 1, 2024 (the “December Payment Date”) as set forth herein;

WHEREAS, the Company and the Holder desire to modify the maximum Offset Amount in respect of the December Payment Date as set forth herein; and

WHEREAS, the Holder desires to prospectively waive any term in the Note that would otherwise be triggered upon a failure to pay to the Holder the full September Payment Amount on the September Payment Date, including, but not limited to, (i) the occurrence of an Event of Default under Section (2)(a)(i) of the Note (the “Event of Default Provision”), (ii) an increase to the Interest Rate pursuant to Section (1)(b) of the Note (the “Interest Rate Provision”) and (iii) the Holder’s right to accelerate, at the Holder’s election, all amounts owing in respect of the Note pursuant to Section (2)(b) of the Note (the “Acceleration Provision”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Holder hereby agree as follows:

1.      Pursuant to Section (1)(c) of the Note, the Company and the Holder hereby consent to the modification of Company’s payment obligation in respect of the September Payment Date as follows: (i) the amount payable on the September Payment Date is $285,200; and (ii) the

remainder of the September Payment Amount, equal to $1,000,000, will be due and payable on December 1, 2024, which will be due and payable on such date in addition to any payment of Amortization Principal Amount, plus the Payment Premium in respect of such Amortization Principal Amount, plus accrued and unpaid Interest under the Note, if any, as of the Payment Date on December 1, 2024, that the Company may be obligated to make in respect of such Payment Date on December 1, 2024 pursuant to the terms of the Note.

2.      The Company and the Holder hereby consent that in respect of the December Payment Date the Offset Amount shall not exceed $2,512,000.

3.      The Holder hereby prospectively waives any term in the Note that would otherwise be triggered upon a failure to pay to the Holder the remainder of the September Payment Amount, equal to $1,000,000, on the September Payment Date, including, but not limited to, (i) the Event of Default Provision, (ii) the Interest Rate Provision and (iii) the Acceleration Provision.

4.      Except as described in Sections 1, 2 and 3 of this Consent and Waiver, the terms of the Note attached hereto as Exhibit A are unchanged.

5.      This Consent and Waiver may be executed in two or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same document.

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IN WITNESS WHEREOF, the Holder and the Company have caused their respective signature page to this Consent and Waiver to be duly executed as of the date first written above.

COMPANY:

NIOCORP DEVELOPMENTS LTD.

By:	/s/ Mark A Smith
Name:	Mark A Smith
Title:	NioCorp President & CEO

[Signature Page to Consent and Waiver to the Unsecured Convertible Note]

HOLDER:

YA II PN, LTD.

By:	Yorkville Advisors Global, LP
Its:	Investment Manager

	By:	Yorkville Advisors Global II, LLC
	Its:	General Partner

	By:	/s/ Michael Rosselli
	Name:	Michael Rosselli
	Title:	Partner

[Signature Page to Consent and Waiver to the Unsecured Convertible Note]

Exhibit A

Yorkville Note